EXHIBIT 10(n)

RESOLUTION AMENDING BEMIS COMPANY, INC. 2001 STOCK INCENTIVE PLAN

RESOLVED, that Section 7 of the Company’s 2001 Stock Incentive Plan is hereby amended effective as of December 1, 2002 to read as follows:

7.                                       Equity Units.

7.1                                 Grants.  An Employee or Director may be granted one or more Equity Units under the Plan, and such Equity Units will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Board or Committee.  The Board or Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Equity Units as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ of the Company or any Subsidiary until the end of the Performance Period established for said Equity Units or that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance goals or criteria during the Performance Period.

7.2                                 Payments.  Upon satisfaction of any applicable restrictions or conditions for payment, each Equity Unit will be payable in the form of a share of Common Stock (less any applicable tax withholding).  Each Equity Unit may (but is not required to) include the right to receive periodic payments from the Company equivalent to the dividends paid on the underlying Common Stock.  The Board or Committee, in its discretion, may permit a Participant to elect that payment of an Equity Unit will be deferred.  The terms of any such deferral opportunity will be determined by the Board or Committee.

7.3                                 Holding Requirement Applicable to Grants Made to Officers After November 30, 2002.  Equity Units granted to officers of the Company after November 30, 2002 are subject to the holding requirement of this section.  Upon payment of such grants, half of the net shares issued after any required tax withholding must be held and may not be transferred by the officer for at least three years after the date any applicable restrictions or conditions for payment were satisfied.  The other half of the shares may be sold or transferred immediately.  The Company may adopt appropriate procedures to assure compliance with the holding requirement, such as placing a legend on the share certificates or retaining possession of the certificates until the three year holding period expires.  If an officer’s employment with the Company terminates, the holding requirement will no longer apply and the individual will be free to sell or transfer the shares.  The holding requirement does not apply to grants made to individuals who are not officers of the Company, nor to grants made to officers prior to December 1, 2002.